Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 3, 2014

TO

INDENTURE

DATED AS OF DECEMBER 9, 2013

BY AND AMONG

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, AS ISSUER,

RETAIL OPPORTUNITY INVESTMENTS CORP., AS GUARANTOR

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

Section 8.7	Headings	18

Section 8.8	Effectiveness	19

Exhibit A—Form of 4.000% Senior Note Due 2024

2

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of December 3, 2014 (this “Second Supplemental Indenture”), by and among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Company”), Retail Opportunity Investments Corp., a Maryland corporation, as guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of December 9, 2013, by and among the Company, the Guarantor and the Trustee (the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its debentures, notes or other evidences of unsecured indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor, to bear such fixed or variable rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Original Indenture;

WHEREAS, the Original Indenture provides that the Securities of each series shall be substantially in the form established by a Supplemental Indenture relating to the Securities of that series;

WHEREAS, the parties are entering into this Second Supplemental Indenture to establish the terms of the Securities created on or after the date of this Second Supplemental Indenture (together with the Original Indenture, the “Indenture”);

WHEREAS, this Second Supplemental Indenture has not resulted in a material modification of the Securities for purposes of the Foreign Account Tax Compliance Act; and

WHEREAS, the Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “4.000% Senior Notes due 2024” (hereinafter called the “Notes”) pursuant to the terms of this Second Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Second Supplemental Indenture.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Terms Defined in the Indenture.

For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as amended and supplemented hereby.

Section 1.2 Definitions.

For all purposes of this Second Supplemental Indenture:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person is merged or consolidated with or into, or becomes a Consolidated Subsidiary of the Guarantor or the Company, or (2) assumed by the Guarantor, the Company or any of the Consolidated Subsidiaries in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Consolidated Subsidiary or the date of the related acquisition, as the case may be.

“Consolidated Financial Statements” means, collectively, the consolidated financial statements and notes to those financial statements of the Guarantor and the Company prepared in accordance with GAAP.

“Consolidated Income Available for Debt Service” means, for any period of time, the Consolidated Net Income for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)	Interest Expense on Indebtedness;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items deducted at arriving at Consolidated Net Income;

(4)	provision for gains and losses on sales or other dispositions of properties and other investments;

(5)	extraordinary items;

(6)	non-recurring items, as determined in good faith by the board of directors of the Guarantor; and

(7)	noncontrolling interests.

In each case for such period, the Company will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Guarantor, the Company and the Consolidated Subsidiaries for such period, excluding, without duplication, extraordinary items and the portion of net income, but not losses, for the Guarantor, the Company and the Consolidated Subsidiaries allocable to noncontrolling interests in unconsolidated Persons to the extent that cash dividends or distributions allocable to noncontrolling interests in unconsolidated Persons have not actually been received by the Guarantor, the Company or any of the Consolidated Subsidiaries, all determined in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of the Guarantor or the Company that is consolidated in the Company’s Consolidated Financial Statements in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.

“Incur” means, with respect to any Indebtedness or other obligation of the Guarantor, the Company or any of the Consolidated Subsidiaries, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of the Guarantor, the Company or any of the Consolidated Subsidiaries will be deemed to be Incurred by the Guarantor, the Company or such Consolidated Subsidiary whenever the Guarantor, the Company or such Consolidated Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligations of a Consolidated Subsidiary existing prior to the time it became a Consolidated Subsidiary will be deemed to be Incurred upon such Subsidiary becoming a Consolidated Subsidiary. Indebtedness or other obligations of a Person existing prior to a merger or consolidation of such Person with the Guarantor, the Company or any of the Consolidated Subsidiaries in which such Person is the successor to the Guarantor, the Company or such Consolidated Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Guarantor, the Company or any Consolidated Subsidiary, or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Guarantor, the Company or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” means, without duplication, any indebtedness of the Guarantor, the Company or any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Guarantor, the Company or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Guarantor, the Company or any Consolidated Subsidiary which is secured by any lien on property owned by the Guarantor, the Company or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the Guarantor, the Company or any Consolidated Subsidiary as lessee which is reflected in the Consolidated Financial Statements as a capitalized lease in accordance with GAAP, to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability in the Consolidated Financial Statements in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Guarantor, the Company or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Guarantor, the Company or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Guarantor, the Company and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Guarantor or the Company is the borrower, such Indebtedness is subordinate in right of payment to the Securities of any series issued under the Indenture.

“Interest Expense” means, for any period of time, the maximum amount payable for interest on, and original issue discount of, Indebtedness, determined in accordance with GAAP.

“Make Whole Premium” means, with respect to any Note redeemed before the Par Call Date, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of unpaid interest accrued up to, but not including, the Redemption Date) that would have been payable in respect of such dollar if such redemption had been made on the Par Call Date, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third New York Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the Par Call Date, over (ii) the principal amount of such Note.

“Par Call Date” means September 15, 2024 (three months prior to the Stated Maturity of the Notes).

“Redemption Date”, with respect to any Note or portion thereof to be redeemed, means the date fixed for such redemption pursuant to the Indenture or such Note.

“Reinvestment Rate” means 0.3 percent (0.3%), plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the most recent Federal Reserve Statistical Release H.15 (519) (or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities) that has become publicly available prior to the date of determining the Make-Whole Premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the then remaining maturity of the Notes. If no maturity exactly corresponds to such maturity of the Notes, the applicable Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity of the Notes.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Guarantor, the Company and the Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and intangibles, of the Guarantor, the Company and the Consolidated Subsidiaries, all determined in accordance with GAAP.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Indebtedness and all other assets, excluding accounts receivable and intangibles, of the Guarantor, the Company and the Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Guarantor, the Company or the Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other nonconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the real estate assets of the Guarantor, the Company and the Consolidated Subsidiaries on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

ARTICLE II

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 4.01 through 4.03, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject:

Section 2.1 Limitation on Indebtedness. Neither the Guarantor nor the Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case, is subordinate in right of payment to the Notes, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, would be greater than 60% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Guarantor, the Company or any of the Consolidated Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 2.2 Limitation on Secured Debt. In addition to the limitation set forth in Section 2.1 above, neither the Guarantor nor the Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Secured Debt, other than guarantees of Secured Debt Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case, is subordinate in right of payment to the Notes, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of outstanding Secured Debt would be greater than 40% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to Holders of the Notes or filed with the SEC, as the case may be; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Guarantor, the Company or any of the Consolidated Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Secured Debt.

Section 2.3 Maintenance of Unencumbered Assets. The Guarantor and the Company will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of outstanding Unsecured Debt, determined on a consolidated basis in accordance with GAAP.

Section 2.4 Debt Service Test. In addition to the limitations set forth in Sections 2.1 and 2.2 above, neither the Guarantor nor Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case is subordinate in right of payment to the Notes, if the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the Incurrence of that Indebtedness and the application of the proceeds therefrom, and calculated on the following assumptions:

(1)	such Indebtedness and any other Indebtedness Incurred by the Guarantor, the Company and the Consolidated Subsidiaries since the first day of such quarterly period and the application of the proceeds thereof, including to refinance other Indebtedness, had occurred on the first day of such period;

(2)	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the foregoing clause (1) and not this clause (2)) by the Guarantor, the Company and the Consolidated Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Guarantor, the Company or any of the Consolidated Subsidiaries from the first day of such four-quarter period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

ARTICLE III

EVENTS OF DEFAULT

Section 6.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

An “Event of Default” occurs if:

(1)	the Company defaults in the payment of interest on the Notes when they become due and payable and the default continues for a period of 30 days; or

(2)	the Company defaults in the payment of the principal of, or premium, if any, on the Notes as and when they become due and payable at their Stated Maturity or upon redemption, acceleration or otherwise; or

(3)	the Guarantor has outstanding any guarantee of indebtedness of the Company other than the Notes, and the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect with respect to the Notes; or

(4)	there is a default in the performance, or breach, of any covenant or warranty of the Company or the Guarantor, as the case may be, in the Indenture or any Note not covered elsewhere in this Section or in the Guarantee of the Guarantor (other than a covenant or warranty added to the Indenture, whether or not by means of a Supplemental Indenture solely for the benefit of Securities of a series other than the Notes), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of the Indenture) for a period of 60 days after there has been given to the Company or the Guarantor, as applicable, by the Trustee or to the Company or the Guarantor, as applicable, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5)	there is a default by the Company, the Guarantor or any of their respective Subsidiaries under any bond, debenture, note, mortgage, indenture or instrument evidencing or securing recourse indebtedness of any such party with an aggregate principal amount outstanding of at least $25,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Original Indenture; or

(6)	the Company or the Guarantor pursuant to any Bankruptcy Law applicable to the Company or the Guarantor, as applicable:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors; or

(7)	a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law:

(A)	for relief in an involuntary case;

(B)	appointing a Custodian of the Company or the Guarantor, as applicable, or for any substantial part of its property; or

(C)	ordering its winding up or liquidation;

and the order or decree remains unstayed and in effect for 90 days.

ARTICLE IV

DEFEASANCE AND COVENANT DEFEASANCE

There is established the following provisions regarding defeasance and covenant defeasance for the benefit of Holders of the Notes, and to which the Notes shall be subject.

Section 4.1 Applicability of Article; Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, by Board Resolution, at any time, with respect to the Notes elect to defease such Notes then outstanding pursuant to Section 4.2 (if applicable) or Section 4.3 (if applicable) upon compliance with the conditions set forth below in this Article IV.

Section 4.2 Defeasance and Discharge. Upon the Company’s exercise of the above option with respect to the Notes, the Company shall be deemed to have been discharged from its obligations with respect to the Notes then outstanding on the date the conditions set forth in Section 4.4 are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Notes then outstanding, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 4.5 and the other Sections of the Indenture referred to in clauses (A) and (B) below, and to have satisfied all of its other obligations under such Notes and the Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of the Notes then outstanding to receive, solely from the trust fund described in Section 4.4 and as more fully set forth in such Section, payments in respect of the principal of, and premium, if any, and interest, if any, on such Notes when such payments are due, (B) the Company’s obligations with respect to such Notes under Sections 2.05, 2.06, 2.07, 2.08 and 2.09 of the Original Indenture, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article. Subject to compliance with this Article IV, the Company may exercise its option under this Section notwithstanding the prior exercise of its option under Section 4.3 with respect to the Notes.

Section 4.3 Covenant Defeasance. Upon the Company’s exercise of the above option applicable to this Section with respect to the Notes, the Company shall be released from its obligations under Sections 4.01 to 4.03, inclusive, of the Original Indenture and Sections 2.1 to

2.4, inclusive, of this Second Supplemental Indenture on and after the date the conditions set forth in Section 4.4 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with Sections 4.01 to 4.03, inclusive, of the Original Indenture and Sections 2.1 to 2.4, inclusive, of this Second Supplemental Indenture. For this purpose, such covenant defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such Section or such other covenant or by reason of reference in any such Section or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 6.01(4) of the Original Indenture (as such Section 6.01(4) has been restated in Article III of this Second Supplemental Indenture), but, except as specified above, the remainder of the Indenture with regard to the Notes shall be unaffected thereby. In addition, upon the Company’s exercise of covenant defeasance under Section 4.3, Section 6.01(5) of the Original Indenture (as such Section 6.01(5) has been restated in Article III of this Second Supplemental Indenture) shall not constitute an Event of Default.

Section 4.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of Section 4.2 or Section 4.3 to the Notes:

(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 of the Original Indenture who shall agree to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (1) an amount in United States dollars, or (2) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of, and premium, if any, and interest, if any, on the Notes money in an amount, or (3) a combination thereof in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of, and premium, if any, and interest, if any, on the Notes then outstanding on the Stated Maturity of such principal or installment of principal or interest; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to such Securities. Before such a deposit, the Company may give to the Trustee, in accordance with Section 3.02 of the Original Indenture, a notice of its election to redeem all or any portion of Notes then outstanding at a future date in accordance with the terms of the Notes, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing.

(b) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound (and shall not cause the Trustee to have a conflicting interest pursuant to Section 310(b) of the TIA with respect to any Security of the Company).

(c) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Securities shall have occurred and be continuing on the date of such deposit or, insofar as Sections 6.01(6) and 6.01(7) of the Original Indenture (as such Sections 6.01(6) and 6.01(7) have been restated in Article III of this Second Supplemental Indenture) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

(d) In the case of an election under Section 4.2, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes then outstanding will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(e) In the case of an election under Section 4.3, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Notes then outstanding will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(f) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance under Section 4.2 or the covenant defeasance under Section 4.3 (as the case may be) have been complied with and an Opinion of Counsel to the effect that either (i) as a result of a deposit pursuant to subsection (a) above and the related exercise of the Company’s option under Section 4.2 or Section 4.3 (as the case may be), registration is not required under the Investment Company Act of 1940, as amended, by the Company, with respect to the trust funds representing such deposit or by the Trustee for such trust funds or (ii) all necessary registrations under said Act have been effected.

(g) After the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 4.5 Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 4.5, the “Trustee”) pursuant to Section 4.4 in respect of the Notes then outstanding shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes, and the Indenture, to the payment, either directly or through any Paying Agent (including the

Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, and premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 4.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes then outstanding.

Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon request of the Company any money or U.S. Government Obligations (or other property and any proceeds therefrom) held by it as provided in Section 4.4 which, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect a defeasance or covenant defeasance, as applicable, in accordance with this Article IV.

ARTICLE V

SUCCESSOR PERSONS

Section 5.1 Company May Consolidate, etc., Only on Certain Terms

Section 5.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(1)	the Person formed by the consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety will be a Person organized and existing under the laws of the United States of America, a State of the United States of America or the District of Columbia and expressly assumes, by one or more supplemental indentures, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Securities of each series and the performance of every covenant of the Original Indenture and of all Supplemental Indentures to be performed or observed by the Company;

(2)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

(3)

the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease complies with Article V of the Original Indenture, as amended and supplemented by Article V of this Second Supplemental Indenture, that all the conditions precedent relating to the transaction set forth in this Section have been fulfilled and such transaction constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Section 5.2 Guarantor May Consolidate on Certain Terms

Section 5.04 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

Nothing contained in the Indenture or in the Notes shall prevent any consolidation or merger of the Guarantor with or into any other person or persons (whether or not affiliated with the Guarantor), or successive consolidations or mergers in which either the Guarantor will be the continuing entity or the Guarantor or its successor or successors shall be a party or parties, or shall prevent the conveyance, transfer or lease of any properties and assets of the Guarantor substantially as an entirety to any person (whether or not affiliated with the Guarantor); provided, however, that the following conditions are met:

(1)	the Guarantor shall be the continuing entity, or the successor entity (if other than the Guarantor) formed by or resulting from any consolidation or merger or which shall have received the conveyance, transfer or lease of assets shall be a Person organized and existing under the laws of the United States of America, a state of the United States of America or the District of Columbia and expressly assumes the obligations of the Guarantor under the Guarantee and the due and punctual performance and observance of all of the covenants and conditions in this Indenture to be performed or observed by the Guarantor;

(2)	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and

(3)	the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consolidation, merger, conveyance, transfer or lease complies with Article V of the Original Indenture, as amended and supplemented by Article V of this Second Supplemental Indenture, that all the conditions precedent relating to the transaction set forth in this Section have been fulfilled and such transaction constitutes the legal, valid and binding obligation of the Guarantor enforceable against it in accordance with its terms.

ARTICLE VI

FORM AND TERMS OF THE NOTES

This Article VI applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 6.1 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two Officers of the Company specified in Section 2.04 of the Original Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Second Supplemental Indenture; and the Company, the Guarantor and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Indenture, as supplemented by this Second Supplemental Indenture, and those contained in the Notes, the Indenture, as supplemented by this Second Supplemental Indenture, shall govern.

(a) Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (each, a “Global Note”), which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee and with the Guarantee endorsed thereon as hereinafter provided. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 2.08 of the Original Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 2.08 of the Original Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a request by the Company for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(b) Book-Entry Provisions. This Section 6.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 6.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the

Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c) Definitive Notes. Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of the Note attached hereto as Exhibit A, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d) Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e) Paying Agent. The Company appoints the Trustee as its initial agent for the payment of the principal of, and premium, if any, and interest on the Notes, and the Corporate Trust Office of the Trustee in Minneapolis, Minnesota, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this Second Supplemental Indenture and the Indenture pursuant to which the Notes are to be issued may be made.

Section 6.2 Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Section, in Section 6.3 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Second Supplemental Indenture, and the Company, the Guarantor and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a) Title. The Notes shall constitute a series of Securities having the title “4.000% Senior Notes due 2024.”

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.08, 2.09, 2.11, 3.09 and 9.05 of the Original Indenture) shall be TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial date of interest accrual and initial interest payment date);

provided, that such issuance complies with the covenants set forth in the Indenture. Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes under the Indenture; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Notes then outstanding must be fungible with such Notes then outstanding for U.S. federal income tax purposes.

(c) Maturity Date. The entire outstanding principal of the Notes shall be payable on December 15, 2024.

(d) Interest Rate. The rate at which the Notes shall bear interest shall be 4.000% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be December 3, 2014 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be June 15 and December 15 of each year, beginning on June 15, 2015; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Persons in whose names the Notes (or one or more predecessor Notes) is registered at the close of business on the June 1 or December 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date.

(e) Currency. The currency of denomination of the Notes is United States dollars. Payment of principal of, and premium, if any, and interest on the Notes will be made in United States dollars.

(f) Sinking Fund Provisions. The Notes will not have any sinking fund provisions.

(g) Guarantee. The Notes shall be fully and unconditionally guaranteed by the Guarantor.

Section 6.3 Optional Redemption.

(a) Applicability of Article III. The provisions of Article III of the Original Indenture, other than Sections 3.04, 3.07 and 3.08 of the Original Indenture, shall apply to the Notes, as amended and supplemented by Sections 6.3(b) and 6.3(c) below.

(b) Redemption Price. The redemption price for the Notes that are redeemed prior to the Par Call Date will be equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but not including, the applicable Redemption Date and (2) a Make Whole Premium. In addition, at any time on or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but not including, the applicable Redemption Date.

(c) Redemption Notice. Section 3.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

At least 15 days and not more than 60 days before a Redemption Date, the Company will mail a notice of redemption by first-class mail, or send electronically, to each Holder of Notes to be redeemed in whole or in part.

The notice will identify the principal amount, the CUSIP and the ISIN numbers of the Notes to be redeemed and will state:

(1)	the Redemption Date;

(2)	the redemption price plus accrued interest, if any;

(3)	the name and address of the Paying Agent;

(4)	that Notes called for redemption in whole or in part must be surrendered to the Paying Agent to collect the redemption price plus accrued interest, if any;

(5)	that, unless the Company defaults in making the redemption payment, interest on Notes (or portions of Notes) called for redemption will cease to accrue on the Redemption Date; and

(6)	that no representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, pursuant to an Officers’ Certificate delivered to the Trustee at least 37 days prior to the Redemption Date, the Trustee will give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company will provide the Trustee with the information required by clauses (1) through (3).

ARTICLE VII

GUARANTEE

The provisions of Article XIII of the Original Indenture shall be applicable to the Notes. The Guarantor shall guarantee the Notes on the terms set forth in Article XIII of the Original Indenture.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Relationship with Original Indenture.

The terms and provisions contained in the Original Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

Section 8.2 Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 8.3 Governing Law.

This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Sections 5-1401 and 5-1402.

Section 8.4 Multiple Counterparts.

The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 8.5 Severability.

Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 8.6 Ratification.

The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 8.7 Headings.

The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 8.8 Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, as Issuer

By:	Retail Opportunity Investments GP, LLC, its general partner

By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

RETAIL OPPORTUNITY INVESTMENTS CORP., as Guarantor

By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

EXHIBIT A

Form of 4.000% Senior Notes due 2024

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THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR CEDE & CO., AS NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

4.000% Senior Note due 2024

REGISTERED	PRINCIPAL AMOUNT: $	250,000,000
No. R-1

CUSIP: 76132FAB3 ISIN: US76132FAB31

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, a Delaware limited partnership (the “Company”), which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on December 15, 2024 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (each of the Stated Maturity Date and the Redemption Date is hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including December 3, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as applicable, semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 4.000% per annum, until said principal amount is paid or duly provided for. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the June 1 or December 1, whether or not a Business Day, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Base Indenture.

Optional Redemption. The provisions of Article III of the Base Indenture (as defined below), other than Sections 3.04, 3.07 and 3.08 of the Base Indenture, shall apply to this Note, as supplemented or amended by the following paragraph.

The Company may, at its option, redeem the Notes, in whole at any time or in part from time to time, in each case prior to the Par Call Date (as defined below), for cash at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but not including, the applicable Redemption Date (as defined below) and (ii) a Make Whole Premium (as defined below). In addition, at any time on or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest up to, but not including, the applicable Redemption Date. Notwithstanding the foregoing, the Company will pay any interest installment due on an Interest Payment Date that falls on or prior to the Redemption Date to the Holders of the Notes as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date.

“Make Whole Premium” means, with respect to any Note redeemed before the Par Call Date, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of unpaid interest accrued up to, but not including, the Redemption Date) that would have been payable in respect of such dollar if such redemption had been made on the Par Call Date, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third New York Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on the Par Call Date, over (ii) the principal amount of such Note.

“Par Call Date” means September 15, 2024 (three months prior to the Stated Maturity Date of the Notes).

“Redemption Date”, with respect to any Note or portion thereof to be redeemed, means the date fixed for such redemption pursuant to the Indenture or such Note.

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“Reinvestment Rate” means 0.3 percent (0.3%), plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the most recent Federal Reserve Statistical Release H.15 (519) (or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities) that has become publicly available prior to the date of determining the Make-Whole Premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the then remaining maturity of the Notes. If no maturity exactly corresponds to such maturity of the Notes, the applicable Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity of the Notes.

Place of Payment. The Company will make payment of principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other office or agency as may be designated by the Company for such purpose in Minneapolis, MN, in U.S. dollars.

Time of Payment. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

Withholding. The Company shall be permitted to withhold from any payment of principal of, and premium, if any, and interest on, this Note, whether on an Interest Payment Date or at Maturity, any amounts that the Company is required to withhold by law.

General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of December 9, 2013, among the Company, Retail Opportunity Investments Corp., as guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Second Supplemental Indenture thereto, dated as of December 3, 2014 (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.000% Senior Notes due 2024” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance. The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional Securities (“Additional Securities”)

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ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial date of interest accrual and initial Interest Payment Date); provided, that such issuance complies with the covenants set forth in the Indenture. Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes under the Indenture; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Notes then outstanding must be fungible with such Notes then outstanding for U.S. federal income tax purposes.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal amount of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance of certain obligations of the Company under this Note and the Indenture and covenant defeasance of certain obligations of the Company under the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture as follows: (i) an amendment or supplement to the Indenture or the Securities may be effected with the written consent of the Holders of a majority in aggregate principal amount of the Securities of all series then outstanding; and (ii) a supplement with regard to a series of Securities, an amendment or supplement to a Supplemental Indenture relating to a series of Securities or an amendment of the Securities of a series may be effected with the written consent of the Holders of a majority in aggregate principal amount of the Securities of that series then outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series then outstanding, on behalf of the Holders of all Securities of such series then outstanding, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

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No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

The Company shall give the Trustee written notice of any modification of this Note that may be a material modification under Treasury Regulation Section 1.1471-2(b). The Trustee shall assume that no material modification for purposes of Treasury Regulation Section 1.1471-2(b) has occurred regarding the Securities, unless the Trustee receives written notice of such modification from the Company.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to pursue any remedy with respect to the Indenture, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to pursue the remedy in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, as well as an offer of security or indemnity satisfactory to it, and no contrary direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes then outstanding. Notwithstanding any other provision of the Indenture, each Holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Registrar upon surrender of this Note for registration of transfer, at the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may deem

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and treat the Person in whose name the Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

Guarantee. Payment of this Note is fully and unconditionally guaranteed by the Guarantor pursuant to the Indenture. The Guarantor may be released from its obligations under the Indenture and the Guarantee under the circumstances specified in the Indenture.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Sections 5-1401 and 5-1402.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture (including the Guarantee) or be valid or obligatory for any purpose.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number, or the ISIN number, printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by duly authorized signatories.

Dated: December 3, 2014

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, as Issuer

By:	Retail Opportunity Investments GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series described in the within-mentioned Base Indenture and Supplemental Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated: December 3, 2014

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

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NOTATION OF GUARANTEE

For value received, the Guarantor has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture, among the Company, the Guarantor and the Trustee and subject to the provisions in the Indenture and the terms of the Notes, the due and punctual payment of the principal of, premium, if any, and interest on, the Notes and all other amounts due and payable under the Indenture and the Notes by the Company, when and as such principal of, premium, if any, and interest on, the Notes and other amounts shall become due and payable, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Notes and the Indenture. The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XIII of the Base Indenture and Article VII of the Second Supplemental Indenture thereto establishing the terms of the Notes and reference is hereby made to the Base Indenture and the Second Supplemental Indenture thereto for the precise terms of the Guarantee, including provisions for the release thereof. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee attorney-in-fact of such Holder for the purpose of such provisions. The Guarantor hereby agrees that its Guarantee of the Notes set forth in Article XIII of the Base Indenture and Article VII of the Second Supplemental Indenture shall remain in full force and effect notwithstanding any failure to endorse on any Note this notation of the Guarantee.

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:
Name:
Title:

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